Exhibit 99.1

PRESS RELEASE

Date: October 23, 2024

Cadiz and RIC Energy Partner to Build the Largest Hydrogen Production Facility in California

Hydrogen facility at Cadiz Ranch site to use 100% solar power to produce 50 tons of green hydrogen per day to fuel zero-emission trucks, cars and electricity

LOS ANGELES, CALIFORNIA (10.23.24) – Cadiz, Inc. (NASDAQ: CDZI / CDZIP), a California water solutions company, and RIC Energy, a global renewable energy company, announced today they have entered into an agreement to build California’s largest green hydrogen facility at Cadiz Ranch in the Mojave Desert. Under the agreement, Cadiz will supply land and water to RIC Energy for the creation of industrial quantities of 100% green hydrogen using solar energy. Rail lines, pipelines and interstate highways that intersect Cadiz Ranch will deliver green hydrogen to Southern California markets to fuel zero-emission trucks, cars and electric generation.

“Cadiz is proud to partner with RIC to bring this important new clean energy facility online,” said Cadiz CEO Susan Kennedy. “Cadiz sits at the crossroads of major rail, pipeline, and highway infrastructure in California’s Inland Empire with thousands of acres for solar and an aquifer system larger than Lake Mead. It is the ideal location for green hydrogen production - the largest hydrogen production facility in California.”

RIC Energy chose the Cadiz area for its first US facility after a six-month diligence process that evaluated several locations across the state. Plans call for a self-sufficient, integrated, off-grid green hydrogen production facility utilizing photovoltaic (PV) solar for its power supply on up to 3,000 acres of the Cadiz Ranch. The new facility is expected to feature a combination of state-of-the-art technologies to create green hydrogen, complying with the strictest regulations of IRA’s Section 45V, using on-site Cadiz water resources and fully renewable electricity generated from a local solar array. Cadiz will supply up to 500 acre-feet of water per year for hydrogen production. Cadiz, in turn, will be able to use green hydrogen and solar to power its water supply and groundwater banking operations.

“This is an exciting opportunity for RIC Energy,” said Jonathan Rappe, CEO of RIC Energy North America. “We have clean energy facilities in 14 countries on four continents, but this partnership with Cadiz is unique. In a single location that is close to roads, train lines and pipelines we have all the water, land and sun right at hand to build and operate what will be one of the world’s largest self-sufficient green hydrogen facilities to date.”

When operating at full capacity, the clean energy facility will produce 50,000 kilograms of hydrogen per day to fuel zero-emission trucks and cars, as well as be able to supply to many other California industries currently using fossil hydrogen. Plans call for on-site electricity storage along with equipment to compress and liquefy the hydrogen for rail or road transportation. The site at Cadiz is also ideal for possible future hydrogen pipelines serving the Los Angeles region. The hydrogen can also be blended locally with natural gas for transport via on-site and nearby existing gas transmission pipeline networks, with the objective of serving California’s burgeoning hydrogen market and meeting California’s mandate to deliver 90% clean electricity by 2035.

California is one of seven awardees of the Department of Energy’s Regional Clean Hydrogen Hubs (H2Hubs). That designation is supported by a landmark $12.6 billion agreement, including $1.2 billion in federal funding, to build and expand the production of renewable hydrogen in California with all possible speed and will be managed by ARCHES, the Alliance for Renewable Clean Hydrogen Energy Systems, a California public-private partnership. RIC Energy’s project at Cadiz is a Tier 2 ARCHES project.

According to ARCHES, its projects are expected to create over 200,000 green jobs in California and are forecast to generate $2.95 billion per year in economic value beginning in 2030, including significant health and healthcare cost savings from reduced pollution.

About Cadiz, Inc.

Founded in 1983, Cadiz, Inc. (NASDAQ: CDZI) is a California water solutions company dedicated to providing access to clean, reliable and affordable water for people through a unique combination of water supply, storage, pipeline and treatment solutions. With 45,000 acres of land in California, 2.5 million acre-feet of water supply, 220 miles of pipeline assets and the most cost-effective water treatment filtration technology in the industry, Cadiz offers a full suite of solutions to address the impacts of climate change on clean water access. For more information, please visit https://www.cadizinc.com.

About RIC Energy

RIC Energy is a clean energy company focused on delivering community and utility scale generation and storage projects throughout North America. Founded in 2005, RIC Energy is committed to accelerating the region’s clean energy shift by offering cleaner, more environmentally friendly, efficient and innovative energy solutions. Visit https://www.ric.energy for more information.

Contact

Cadiz, Inc.

Courtney Degener

cdegener@cadizinc.com

213-271-1603

RIC Energy

Sinead Ross

sross@ric.energy

860-967-1611

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “anticipates”, “expect”, “may”, “plan”, or “will”. Forward-looking statements include, without limitation, projections, predictions, expectations, or beliefs about future events or results and are not statements of historical fact, including statements regarding the Company’s expectation that the RIC Energy hydrogen facility will be permitted, constructed and operated on Cadiz property in the Mojave Desert, along with the expected related benefits. Although the Company believes that the expectations reflected in our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Factors that could cause actual results or events to differ materially from those reflected in the Company’s forward-looking statements are detailed in the Company’s Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent quarterly and current reports. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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